Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO

Fourth Quarter 2021 Earnings Teleconference

February 24, 2022, 1:30 p.m. (PT)

Pedro Pizarro, President and Chief Executive Officer, Edison International

Today, Edison International reported core earnings per share of $4.59 for 2021, which exceeded the guidance range we provided on last quarter’s call and was higher than $4.52 a year ago. We are introducing our 2022 EPS guidance range of $4.40 to $4.70 and are reiterating our high confidence in our longer-term EPS growth target of 5 to 7% through 2025. Maria will discuss our financial performance and outlook.

In my comments today, I will address three key themes that underpin the double-digit total return potential for EIX shares. I will start with the tremendous progress and results achieved by SCE in recent years in reducing wildfire risk, and what gives us increased confidence of further risk reduction. I will then highlight our clean energy transformation that is underway and the substantial capital investment opportunities over the next few years to support the state’s goals. Lastly, I will discuss our operational excellence culture that will enable us to deliver greater value for customers, investors, employees, and other stakeholders. These initiatives, combined with our dividend yield, present an attractive total shareholder return potential — before even factoring the increase in our price-to-earnings multiple that we believe is merited by SCE’s wildfire risk reduction to date and ongoing utility and government wildfire mitigation efforts.

I am extremely pleased to say that the 2021 fire season marks the third consecutive year without a catastrophic wildfire associated with SCE’s infrastructure. This is despite another severe wildfire season and intensifying drought conditions in the state. We believe this illustrates the cumulative effect of SCE’s and the state’s wildfire mitigation investments and practices over the last several years, as shown on page 3. During 2021, the utility continued its strong execution of its wildfire mitigation plan and in many cases exceeded program goals.

In its 2022 wildfire mitigation plan update, SCE reiterated that covered conductor is one of the most effective measures to reduce wildfire and PSPS risks in its service area. As shown on page 4, several factors contribute to our confidence in the covered conductor program. Further, SCE is evaluating the potential for additional enhanced mitigation, including undergrounding in certain areas based on unique factors. Reducing wildfire risk will remain a top priority for the company and this will require significant capital investment, including $2.2 billion over the next two years through the GRC track 1 period. Overall, SCE estimates that its mitigation work through December 2021 has reduced the probability of losses from catastrophic wildfire by 65 to 70% relative to pre-2018 levels; note that this is an increase from the 55 to 65% we reported previously for mitigation work through June 2021. As shown on page 5, SCE expects to further reduce risk with continued grid hardening investments, including deploying an additional 1,100 miles of covered conductor in 2022.

This encouraging risk reduction metric does not take into account significant improvements at the state and federal levels to date and in progress. The governor’s proposed budget continues the trend of increased wildfire suppression and prevention investment, with CAL FIRE’s headcount set to be 45% higher than just five years ago. It also includes continued funding for aerial resources and the investments to date already have made CAL FIRE’s fleet of more than 60 aircraft the largest civil aerial firefighting fleet in the world. The state budget would also add $1.2 billion to the previously approved $1.5 billion Wildfire and Forest Resilience Strategy to support forest health and fire prevention. We were also pleased to see the Biden Administration’s multibillion dollar plan to bolster fire prevention in the West, as 57% of the forest lands in California are owned by the federal government.

Protecting against the threat of extreme weather today lays the foundation for the increasingly reliable and resilient grid necessary for the clean energy transition. Through SCE, one of the largest utilities in the country, Edison is leading this transition through its thought leadership and SCE’s programs to accelerate economywide electrification. On slide 6, I would like to highlight that Edison International has one of the strongest electrification profiles in the industry. Starting with transportation electrification, SCE has the largest programs among U.S. investor-owned utilities, and California is on the leading edge of electric vehicle adoption. In fact, 1 in 7 EVs registered in the U.S. are in SCE’s service area. EV adoption will be critical to achieving California’s climate goals and we estimate this could add over 50 million megawatt hours of incremental electricity consumption by SCE’s customers by 2045.

Building electrification is another critical opportunity to reduce GHG emissions and is the area of the California economy where the least amount of progress has been made to date. In December, SCE proposed a $677 million program to jumpstart widespread adoption of electric heat pumps in buildings. Last month, Governor Newsom’s budget proposed almost $1 billion to accelerate building decarbonization. The governor’s proposal is a welcome complement to SCE’s plan and is a meaningful addition to help meet California’s climate goals. Additionally, energy storage will be an important part of an electric-led future to ensure reliability of the grid. As we highlighted previously, SCE is investing $1 billion to construct 535 megawatts of utility-owned storage. The CPUC has approved this investment and the project is on track to be in service by August.

These projects and programs help to advance the vision set forth in SCE’s Pathway 2045 analysis. Underpinning the need to electrify the economy is substantial continued investment in the grid through 2045. In late January, the California ISO released its first ever 20-year transmission outlook, which estimates over $30 billion of transmission investment is needed by 2040 to meet the state’s climate goals. We see this as generally consistent with SCE’s Pathway 2045 work that identified over $40 billion of transmission investment CAISO-wide. SCE estimates that CAISO’s outlook includes approximately $8 billion of transmission investments in our utility’s service area, which supports the potential for continued long-term rate base growth beyond 2025. The SCE team will be fully engaged in the CAISO processes that lie ahead to turn this conceptual plan into real projects, and will be focused on bringing ideas to the CAISO table that maximize the value of existing transmission lines, upgrades and new projects to make the clean energy transition as affordable as possible for all CAISO customers. In upcoming regulatory proceedings, including 2021 GRC track 4 and the 2025 GRC, SCE will provide greater visibility into the near-term investments needed to ensure we remain on-track to help achieve the state’s climate goals.

To achieve our ambitious long-term goals, operational excellence is imperative and will be a constant focus. For over a decade, SCE has proactively pursued cost-reduction efforts to manage affordability for its customers. This focus on cost management has allowed the utility to absorb some of the rising cost to serve customers, which in recent years has largely been driven by investments to reduce wildfire risk and strengthen the grid’s reliability. I want to highlight that SCE’s system average rate has grown less than local inflation over the last 20 years, and SCE’s average rate is the lowest among the large California IOUs. Last year, SCE advanced its operational capabilities with new systems and digital tools deployed across the company that resulted in enhanced data quality, improved power line inspection and maintenance, and enriched abilities to gather and act on customer feedback. To further our capabilities and focus on operational excellence, we launched an employee-led continuous improvement program late last year. Employees have enthusiastically provided thousands of ideas that we believe will have positive, measurable impact on safety, affordability, and quality. We expect the ideas that SCE will implement over the next two years will enable delivering greater value for customers, investors, employees, and other stakeholders. I look forward to telling you about the results of this program in the future.

Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International

My comments today will cover fourth quarter 2021 results, our capital expenditure and rate base forecasts, our 2022 guidance, and updates on other financial topics.

Edison International reported core earnings of $1.16 per share for the fourth quarter. Full year 2021 core EPS was $4.59, which exceeded our guidance range.

On page 7, you can see SCE’s key fourth quarter EPS drivers on the right-hand side. Core EPS increased year-over-year primarily due to higher revenue from the 2021 GRC final decision and income tax benefits from the settlement of California tax audits, partially offset by higher O&M expenses and higher net financing costs. The increase in O&M is due to a variety of miscellaneous items. Net financing costs were higher primarily due to the debt issued throughout 2021 to finance the resolution of wildfire-related claims. At EIX Parent and Other, the core loss per share was 7 cents higher than in fourth quarter 2020. This was primarily due to dividends on the preferred equity we issued at the parent in March and November of 2021.

Now let’s move to SCE’s capital expenditure and rate base forecasts. As shown on page 8, we continue to see significant capital expenditure opportunities at SCE driven by investments in the safety and reliability of the grid. In 2022, we project the highest capital spending level in our history, which includes SCE’s $1 billion investment in utility-owned storage to support summer 2022 reliability.

As shown on page 9, our capital forecast results in projected rate base growth of 7 to 9% from 2021 to 2025. We are confident in this range, which is driven by continued investment in wildfire mitigation, infrastructure replacement, and SCE’s programs to accelerate electrification.

Page 10 provides an update on the 2022 cost of capital proceeding. The CPUC’s scoping memo separates the cost of capital mechanism into two issues: whether extraordinary circumstances warrant a departure from the cost of capital mechanism and, if so, how to set the cost of capital for 2022. SCE recently submitted its opening testimony, reiterating that extraordinary circumstances over the last couple of years warrant a departure from the mechanism and recommending that the 2022 cost of capital components should be left unchanged. Our earnings guidance is based on this position and in consideration of the wide range of potential outcomes in the proceeding. I will address this when I discuss our 2022 earnings guidance. Additionally, the CPUC ruled that this proceeding is limited to 2022 and directed the utilities to file their cost of capital requests for 2023 through 2025 at the regularly scheduled time, which is in April of this year.

Turning to page 11, SCE continues to make solid progress settling individual plaintiff claims across the 2017 and 2018 Wildfire and Mudslide Events. In total, the utility has resolved approximately 78% of the best estimate of total losses. At the appropriate time, SCE will seek CPUC recovery of eligible and prudently-incurred costs. As a reminder, SCE is funding claims payments with debt that is outside its ratemaking capital structure.

Turning to guidance, pages 12 and 13 show our 2022 guidance and the key assumptions for modeling purposes. We are initiating a 2022 EPS guidance range of $4.40 to $4.70. To address the components, let’s start with rate base EPS, which we forecast at $5.34. Given the status of SCE’s cost of capital proceeding, we are basing guidance on the current ROE of 10.3%. To help you better understand the sensitivity, a 10-basis point change in ROE results in a 4-cent change in EPS. After receiving a final decision from the CPUC, we will provide an update on guidance to incorporate any changes in the ROE and our outlook for the rest of the year.

Let’s next discuss SCE operational variances, which add to rate base earnings. This is forecasted at a net contribution of 11 to 38 cents per share. This includes 10 cents related to the currently authorized costs of debt and preferred equity that will be addressed in the 2022 cost of capital proceeding I mentioned a moment ago. Consistent with our approach with ROE, the currently authorized costs of debt and preferred are reflected in guidance. As we expected, the remaining variances are not as large as we have seen in the past. Prior years benefitted from items that aren’t expected to recur going forward.

For EIX Parent and Other, we expect a total expense of 70 to 73 cents per share. The year over year increase is driven primarily by a full year of dividend expense from the $2 billion of preferred equity issued last year.

Lastly, we have 32 cents per share of SCE costs excluded from authorized. The primary increase in this category is the interest expense on debt issued to fund wildfire claims payments. As we previously communicated, SCE will have a full year of interest on the debt issued during 2021 plus interest on debt issued throughout 2022 to fund additional settlements.

I would now like to provide the parent company’s 2022 financing plan. Turning to page 14, we project total financing needs of $1.2 billion, including the $300 to $400 million of equity content we previously discussed. We continue to expect to issue securities with an annual average of up to $250 million of equity content from 2022 through 2025. In 2022, the amount is higher than average because of SCE’s $1 billion utility owned storage investment that was accelerated into this year. However, this does not increase the total expected over the period. Additionally, we expect to refinance the $700 million of maturing parent debt with new debt issuances.

Turning to page 15, we are confident in reiterating our 5 to 7% EPS CAGR from 2021 to 2025. This would result in 2025 earnings of approximately $5.50 to $5.90 per share. We have provided modeling considerations for 2025 EPS to give clarity behind our confidence in achieving this range. As you can see in the table on the right, we expect 2025 EPS to be driven by strong growth in SCE’s rate base earnings, with offsets from increases in financing costs at the parent and costs to fund wildfire claims payments. Our earnings growth is underpinned by the capital investment opportunities at SCE that will create a strong foundation for climate adaptation and the clean energy transition.